EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2019 RESULTS

First Quarter Highlights

•	Net income of $16.2 million, or $0.67 per diluted share

•	Return on average assets (“ROAA”) of 1.10%

•	Net interest margin (tax equivalent) 3.87%

•	Completed merger of Trinity Capital Corporation (“TCC”)

•	Merger related expenses of $7.3 million pretax reduced earnings per share and ROAA by $0.24 and 0.39%, respectively

St. Louis, Mo. April 22, 2019 – Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company” or “EFSC”) reported net income of $16.2 million for the quarter ended March 31, 2019, a decrease of $7.4 million, and $4.8 million as compared to the linked fourth quarter (“linked quarter”) and prior year quarter, respectively. Earnings per diluted share (“EPS”) was $0.67 for the quarter ended March 31, 2019, a decrease of 34% and 26%, compared to $1.02 and $0.90 for the linked quarter and prior year period, respectively. Net income and EPS in the current quarter declined from both the linked quarter and prior year quarter, primarily as a result of merger-related expenses of $7.3 million pretax ($5.7 million after tax), or $0.24 per diluted share. The issuance of shares related to the merger increased average diluted shares outstanding by 1,064,000 for the quarter ended March 31, 2019. The Company realized growth in its core net interest margin1 of two basis points in the current quarter to 3.79%, as compared to 3.77% in the linked quarter and 3.74% in the prior year quarter.

ROAA, return on average common equity (“ROAE”), and return on average tangible common equity1 (“ROATCE”) were 1.10%, 9.89%, and 12.93%, respectively in the first quarter of 2019. The impact of merger-related expenses reduced ROAA, ROAE, and ROATCE1 by 0.39%, 3.51% and 4.60%, respectively. Excluding merger related expenses, the adjusted ROAA,1 adjusted ROAE,1 and adjusted ROATCE1 were 1.49%, 13.40%, and 17.53%, respectively for the first quarter of 2019.

On March 8, 2019, the Company and its wholly-owned subsidiary bank, Enterprise Bank & Trust, completed the merger of TCC and TCC’s wholly-owned subsidiary, Los Alamos National Bank (“LANB”), respectively, which added $0.7 billion in loans, and $1.1 billion in deposits. The comparison of the financial results for the quarter ended March 31, 2019 to prior periods are affected by the completion of the merger. The total purchase price of the transaction was $209.2 million and consisted of 3,990,822 shares of EFSC common stock valued at $171.9 million and $37.3 million in cash. The merger further enhances the geographic diversity of the Company’s footprint by adding six full service banking offices in Los Alamos, Santa Fe, and Albuquerque, New Mexico.

The Company’s Board of Directors approved a quarterly dividend of $0.15 per common share, an increase from $0.14 for the prior quarter, payable on June 28, 2019 to shareholders of record as of June 14, 2019.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “We are pleased with our performance in the first quarter of 2019. Our financial results included continued strong credit performance, an expansion of top-line revenue and the impact of the completion of the TCC acquisition in early March. While expenses from the merger reduced earnings and our operating metrics for the quarter, we were able to start system and operations integration earlier than originally planned.”

Lally added, “We are excited to have completed the acquisition of TCC, the largest acquisition in our Company’s history. We welcome the new employees and the customers of LANB to our combined organization. LANB has a strong history of community engagement that we look forward to continuing. The power of our two franchises will help propel us as the preeminent banking choice in our markets.”

Net Interest Income
Net interest income for the first quarter increased $1.7 million to $52.3 million from $50.6 million in the linked quarter, and increased $6.2 million from the prior year period. Net interest margin on a tax equivalent basis was 3.87% for the first quarter, compared to 3.94% in the linked quarter, and 3.80% in the first quarter of 2018.

Core net interest income1 expanded $2.7 million over the linked quarter primarily due to an increase in average earning assets in the first quarter from the merger of TCC and a higher average loan yield.

Core net interest income1 and core net interest margin1 exclude incremental accretion on non-core acquired loans, which were acquired from the FDIC and previously covered by loss share agreements.

See the table below for a quarterly comparison.

	For the Quarter ended
($ in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net interest income	$52,343	$50,593	$48,093	$47,048	$46,171
Less: Incremental accretion income	1,157	2,109	535	291	766
Core net interest income[1]	$51,186	$48,484	$47,558	$46,757	$45,405

Net interest margin (tax equivalent)	3.87%	3.94%	3.78%	3.77%	3.80%
Core net interest margin,[1] (tax equivalent)	3.79%	3.77%	3.74%	3.75%	3.74%

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Average Balance Sheet
The following tables present, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax equivalent basis. Averages for the quarter ended March 31, 2019 only reflect the TCC acquired balances effective as of March 8, 2019, which increased average earning assets $283 million.

	For the Quarter ended
	March 31, 2019			December 31, 2018			March 31, 2018
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$4,511,387	$59,973	5.39%	$4,272,132	$56,431	5.24%	$4,138,970	$49,806	4.88%
Investments in debt and equity securities*	896,936	6,292	2.84	769,461	5,291	2.73	740,587	4,567	2.50
Short-term investments	102,166	447	1.77	76,726	364	1.88	69,318	240	1.40
Total earning assets	5,510,489	66,712	4.91	5,118,319	62,086	4.81	4,948,875	54,613	4.48

Noninterest-earning assets	445,597			400,421			391,237

Total assets	$5,956,086			$5,518,740			$5,340,112

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,077,289	$1,790	0.67%	$864,175	$1,221	0.56%	$862,912	$806	0.38%
Money market accounts	1,521,878	6,515	1.74	1,541,832	6,140	1.58	1,391,055	3,353	0.98
Savings	299,731	183	0.25	206,503	168	0.32	201,852	125	0.25
Certificates of deposit	712,269	3,332	1.90	696,803	3,053	1.74	603,736	1,899	1.28
Total interest-bearing deposits	3,611,167	11,820	1.33	3,309,313	10,582	1.27	3,059,555	6,183	0.82
Subordinated debentures	124,154	1,648	5.38	118,146	1,493	5.01	118,110	1,368	4.70
FHLB advances	215,420	1,398	2.63	178,185	1,121	2.50	302,548	1,258	1.69
Other borrowed funds	202,197	408	0.82	152,422	213	0.55	207,442	184	0.36
Total interest-bearing liabilities	4,152,938	15,274	1.49	3,758,066	13,409	1.42	3,687,655	8,993	0.99

Noninterest-bearing liabilities:
Demand deposits	1,088,323			1,125,321			1,064,771
Other liabilities	52,371			37,489			33,620
Total liabilities	5,293,632			4,920,876			4,786,046
Shareholders' equity	662,454			597,864			554,066
Total liabilities and shareholders' equity	$5,956,086			$5,518,740			$5,340,112

Core net interest income[1]		51,438			48,677			45,620
Core net interest margin[1]			3.79%			3.77%			3.74%

Incremental accretion on non-core acquired loans		1,157			2,109			766

Total net interest income		$52,595			$50,786			$46,386
Net interest margin			3.87%			3.94%			3.80%
* Non-taxable income is presented on a tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $0.3 million for the three months ended March 31, 2019, $0.2 million for the three months ended December 31, 2018, and $0.2 million for the three months ended March 31, 2018.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Core net interest margin1 increased two basis points from the linked-quarter to 3.79% during the current quarter. This increase was primarily due to the impact of interest rate increases on the Company's asset sensitive balance sheet and lower funding costs on TCC acquired deposits. Additionally, the yield on loans, excluding incremental accretion on non-core acquired loans, increased 15 basis points to 5.39% from 5.24% due to the effect of increasing interest rates on the existing variable-rate loan portfolio and higher rates on newly originated loans. The cost of interest-bearing deposits increased six basis points from the linked quarter to 1.33% for the quarter ended March 31, 2019. The increase in the interest rate paid on deposits reflects market interest rate trends, as the Company continues to defend existing and attract new core deposit relationships partially offset by lower costs on TCC acquired deposits. The cost of total interest-bearing liabilities increased seven basis points to 1.49% for the quarter ended March 31, 2019 from 1.42% for the linked quarter.

The Company continues to manage its balance sheet to grow net interest income and expects to maintain core net interest margin1 over the coming quarters; however, pressure on funding costs could negate the expected trends in core net interest margin1.

Loans
The following table presents total loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
	March 31, 2019
($ in thousands)	TCC	Legacy Enterprise	Consolidated	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
C&I - general	$65,122	$1,063,633	$1,128,755	$995,491	$969,898	$992,311	$948,021
CRE investor owned - general	304,615	878,856	1,183,471	862,423	846,322	841,587	841,633
CRE owner occupied - general	91,758	484,268	576,026	496,835	482,146	498,834	480,314
Enterprise value lending[a]	—	439,500	439,500	465,992	442,439	442,877	439,352
Life insurance premium financing[a]	—	440,693	440,693	417,950	378,826	358,787	365,377
Residential real estate - general	137,487	295,069	432,556	304,671	314,315	326,790	337,829
Construction and land development - general	70,251	274,956	345,207	310,832	312,617	289,206	297,088
Tax credits[a]	—	235,454	235,454	262,735	256,666	260,595	244,088
Agriculture	—	126,088	126,088	136,188	138,005	128,118	119,199
Consumer and other - general	12,835	96,492	109,327	96,884	126,196	136,656	117,944
Total Loans	$682,068	$4,335,009	$5,017,077	$4,350,001	$4,267,430	$4,275,761	$4,190,845

Total loan yield			5.50%	5.44%	5.18%	5.04%	4.96%
Total C&I loans to total loans			44%	49%	48%	48%	47%
Variable interest rate loans to total loans			60%	62%	62%	60%	59%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation
[a]Specialized categories may include a mix of C&I, CRE, Construction and land development, or Consumer and other loans.

Loans totaled $5.0 billion at March 31, 2019, increasing $667 million compared to the linked quarter. On a year-over-year basis, loans increased $826 million, or 20%. The increase is primarily attributable to the acquisition of TCC along with growth in the commercial and industrial (“C&I”), commercial real estate (“CRE”), and life insurance premium finance categories, partially offset by paydowns outpacing growth in the other categories. Total legacy loans decreased $15 million at March 31, 2019 from the linked quarter and increased $144 million from the prior year quarter. We expect continued loan growth in 2019 to be a high single digit percentage, excluding acquired loans.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loan growth, coupled with typically fixed rate CRE lending, supports management’s efforts to maintain a flexible asset sensitive interest rate risk position.

Asset Quality
The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
($ in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Nonperforming loans	$9,607	$16,745	$17,044	$14,801	$15,582
Other real estate	6,804	469	408	454	455
Nonperforming assets	$16,411	$17,214	$17,452	$15,255	$16,037

Nonperforming loans to total loans	0.19%	0.38%	0.40%	0.35%	0.37%
Nonperforming assets to total assets	0.24	0.30	0.32	0.28	0.30
Allowance for loan losses to total loans	0.86	1.00	1.04	1.04	1.07
Net charge-offs (recoveries)	$1,825	$2,822	$2,447	$641	$(226)

Nonperforming loans decreased $7.1 million, or 43%, to $9.6 million at March 31, 2019 from $16.7 million at December 31, 2018 primarily due to principal reductions of $5.0 million and charge-offs of $2.1 million, which were previously reserved.

Other real estate increased during the quarter ended March 31, 2019 primarily due to the addition of 15 properties with the acquisition of TCC totaling $5.0 million.

The Company recorded a net provision for loan losses of $1.5 million compared to $2.1 million for the linked quarter and $1.9 million for the prior year quarter, respectively. The provision is reflective of charge-offs in the period and maintaining a prudent credit risk posture. The decrease in the ratio of allowance for loan losses to total loans, from 1.00% in the linked quarter to 0.86% in the current quarter, is primarily due to the acquisition of TCC loans that were recorded at fair value and do not have a corresponding allowance for loan losses. The Company has recorded a preliminary credit mark on the TCC loan portfolio of $24.3 million at March 31, 2019.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Deposits
The following table presents deposits broken out by type for the most recent five quarters:

	At the Quarter ended
	March 31, 2019
($ in thousands)	TCC	Legacy Enterprise	Consolidated	December 31, 2018	September 30, 2018	June 30, 2018	March 30, 2018
Noninterest-bearing accounts	$169,344	$1,017,164	$1,186,508	$1,100,718	$1,062,126	$1,050,969	$1,101,705
Interest-bearing transaction accounts	401,257	988,569	1,389,826	1,037,684	743,351	754,819	875,880
Money market and savings accounts	390,192	1,765,839	2,156,031	1,765,154	1,730,762	1,768,793	1,655,489
Brokered certificates of deposit	—	180,788	180,788	198,981	202,323	224,192	201,082
Other certificates of deposit	133,556	490,404	623,960	485,448	471,914	449,139	447,222
Total deposit portfolio	$1,094,349	$4,442,764	$5,537,113	$4,587,985	$4,210,476	$4,247,912	$4,281,378

Noninterest-bearing deposits to total deposits	15%	23%	21%	24%	25%	25%	26%

Total deposits at March 31, 2019 were $5.5 billion, an increase of $949 million from December 31, 2018, and an increase of $1.3 billion from March 31, 2018. Total legacy deposits decreased $145 million at March 31, 2019 from the linked quarter and increased $384 million from the prior year quarter.

Core deposits, defined as total deposits excluding certificates of deposits, were $4.7 billion at March 31, 2019, an increase of $829 million from the linked quarter, and an increase of $1.1 billion from the prior year period. The increase is primarily attributable to the acquisition of TCC, partially offset by normal seasonal reductions with some of our corporate clients.

Noninterest-bearing deposits were $1.2 billion at March 31, 2019, an increase of $86 million compared to December 31, 2018, and an increase of $85 million compared to March 31, 2018. The total cost of deposits increased seven basis points to 1.02% for the current quarter compared to 0.95% and 0.61% in the linked and prior year quarters, respectively. The cost of deposits reflects interest rate conditions for existing clients as well as rates for new customer origination. The Company benefited from the addition of TCC’s low-cost deposit portfolio, which reduced the total cost of deposits in the first quarter by six basis points.

Noninterest Income
Total noninterest income for the quarter ended March 31, 2019 was $9.2 million, a decrease of $1.5 million, or 14% from the linked quarter, and relatively stable with the prior year quarter. The decrease from the linked quarter was driven by a reduction in state tax credit activity, offset by contributions from TCC of approximately $0.6 million, primarily related to wealth management and card services revenue. The acquisition of TCC added $406 million of assets under management.
The Company expects growth in noninterest income of a high single digit percentage for 2019 over 2018 levels, exclusive of the impact of the TCC acquisition.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Noninterest Expenses
Noninterest expenses were $39.8 million for the quarter ended March 31, 2019, compared to $30.7 million for the quarter ended December 31, 2018, and $29.1 million for the quarter ended March 31, 2018. The increase from the linked quarter and prior year period was primarily due to merger related expenses of $7.3 million and an increase in employee compensation and benefits, which includes seasonally higher payroll taxes of $1.1 million and TCC post-close compensation expenses of $1.2 million. The Company expects to incur additional operational and merger related expenses as systems are integrated and operations are combined.

The Company’s core efficiency ratio1 was 54.1% for the quarter ended March 31, 2019, compared to 49.8% for the linked quarter and 54.0% for the prior year period and reflects a seasonal decline in noninterest income as well as an increase in operating expenses associated with the acquisition of TCC.

The Company expects to continue to invest in revenue producing associates and other infrastructure that supports additional growth. These investments are expected to result in expense growth, at a rate of 35% - 45% of projected revenue growth for 2019, resulting in continued improvements to the Company’s efficiency ratio. Additionally, conversion of LANB systems is expected to occur in the second quarter resulting in efficiency improvements in the second half of 2019.

Income Taxes
The Company’s effective tax rate was 20% for the quarter ended March 31, 2019 compared to 17% for the linked quarter, and 15% for the prior year quarter. Nondeductible merger related expenses in the current quarter increased income tax expense $0.3 million.

The Company expects its effective tax rate for the remainder of 2019 to be approximately 18% - 20%.

Capital
The following table presents various capital ratios:

	At the Quarter ended
Percent	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total risk-based capital to risk-weighted assets	12.86%	13.02%	12.94%	12.60%	12.41%
Tier 1 capital to risk weighted assets	11.25	11.14	11.03	10.68	10.46
Common equity tier 1 capital to risk-weighted assets	9.64	9.79	9.66	9.32	9.07
Tangible common equity to tangible assets[1]	8.35	8.66	8.54	8.30	8.13

Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of the tangible common equity ratio to U.S. GAAP financial measures.

Use of Non-GAAP Financial Measures1
The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as net interest margin, efficiency ratios, return on average assets, return on average equity, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its core net interest margin, core efficiency ratio, return on average assets, return on average equity, and return on average tangible common equity, collectively “core performance measures,” presented in this

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans, which were acquired from the FDIC and previously covered by loss share agreements, and the related income and expenses, the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude expenses directly related to non-core acquired loans. Core performance measures also exclude certain other income and expense items, such as merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, April 23, 2019. During the call, management will review the first quarter of 2019 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-667-5617 (Conference ID #8155182). A recorded replay of the conference call will be available on the website two hours after the call’s completion. Visit http://bit.ly/EFSC1Q2019earnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

About Enterprise
Enterprise Financial Services Corp (NASDAQ: EFSC), with approximately $7 billion in assets, is a bank holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly owned subsidiary of Enterprise, operates 34 branch offices in Arizona, Kansas, Missouri and New Mexico. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the acquisition of Trinity Capital Corporation and its wholly-owned subsidiary, Los Alamos National Bank, and other acquisitions.

Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company’s 2018 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

For more information contact
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
EARNINGS SUMMARY
Net interest income	$52,343	$50,593	$48,093	$47,048	$46,171
Provision for loan losses	1,476	2,120	2,263	390	1,871
Noninterest income	9,230	10,702	8,410	9,693	9,542
Noninterest expense	39,838	30,747	29,922	29,219	29,143
Income before income tax expense	20,259	28,428	24,318	27,132	24,699
Income tax expense	4,103	4,899	1,802	4,881	3,778
Net income	$16,156	$23,529	$22,516	$22,251	$20,921

Diluted earnings per share	$0.67	$1.02	$0.97	$0.95	$0.90
Return on average assets	1.10%	1.69%	1.63%	1.65%	1.59%
Return on average common equity	9.89	15.61	15.22	15.70	15.31
Return on average tangible common equity	12.93	19.79	19.42	20.23	19.92
Net interest margin (tax equivalent)	3.87	3.94	3.78	3.77	3.80
Core net interest margin (tax equivalent)[1]	3.79	3.77	3.74	3.75	3.74
Efficiency ratio	64.70	50.16	52.96	51.50	52.31
Core efficiency ratio[1]	54.06	49.77	52.23	52.36	54.02

Total assets	$6,932,757	$5,645,662	$5,517,539	$5,509,924	$5,383,102
Total average assets	5,956,086	5,518,740	5,471,504	5,415,151	5,340,112
Total deposits	5,537,113	4,587,985	4,210,476	4,247,912	4,281,377
Total average deposits	4,699,490	4,434,634	4,255,523	4,230,291	4,124,326
Period end common shares outstanding	26,878	22,812	23,092	23,141	23,111
Dividends per common share	$0.14	$0.13	$0.12	$0.11	$0.11
Tangible book value per common share[1]	$20.80	$20.95	$19.94	$19.32	$18.49
Tangible common equity to tangible assets[1]	8.35%	8.66%	8.54%	8.30%	8.13%
Total risk-based capital to risk-weighted assets	12.86	13.02	12.94	12.60	12.41

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$67,617	$64,002	$60,757	$57,879	$55,164
Total interest expense	15,274	13,409	12,664	10,831	8,993
Net interest income	52,343	50,593	48,093	47,048	46,171
Provision for loan losses	1,476	2,120	2,263	390	1,871
Net interest income after provision for loan losses	50,867	48,473	45,830	46,658	44,300

NONINTEREST INCOME
Deposit service charges	2,935	2,894	2,997	3,007	2,851
Wealth management revenue	1,992	1,974	2,012	2,141	2,114
Card services revenue	1,790	1,760	1,760	1,650	1,516
Tax credit activity, net	158	2,312	192	64	252
Gain on sale of other real estate	66	—	13	—	—
Gain on sale of investment securities	—	—	—	—	9
Other income	2,289	1,762	1,436	2,831	2,800
Total noninterest income	9,230	10,702	8,410	9,693	9,542

NONINTEREST EXPENSE
Employee compensation and benefits	19,352	16,669	16,297	16,582	16,491
Occupancy	2,637	2,408	2,394	2,342	2,406
Merger related expenses	7,270	1,271	—	—	—
Other	10,579	10,399	11,231	10,295	10,246
Total noninterest expense	39,838	30,747	29,922	29,219	29,143

Income before income tax expense	20,259	28,428	24,318	27,132	24,699
Income tax expense	4,103	4,899	1,802	4,881	3,778
Net income	$16,156	$23,529	$22,516	$22,251	$20,921

Basic earnings per share	$0.68	$1.02	$0.97	$0.96	$0.91
Diluted earnings per share	0.67	1.02	0.97	0.95	0.90

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
($ in thousands)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
BALANCE SHEETS
ASSETS
Cash and due from banks	$85,578	$91,511	$78,119	$91,851	$81,604
Interest-earning deposits	139,389	108,226	81,351	87,586	63,897
Debt and equity investments	1,198,413	813,702	775,344	756,203	752,114
Loans held for sale	654	392	738	1,388	1,748

Loans	5,017,077	4,350,001	4,267,430	4,275,761	4,190,845
Less: Allowance for loan losses	43,095	43,476	44,186	44,370	44,650
Total loans, net	4,973,982	4,306,525	4,223,244	4,231,391	4,146,195

Other real estate	6,804	469	408	454	455
Fixed assets, net	60,301	32,109	32,354	32,814	32,127
Tax credits, held for sale	37,215	37,587	45,625	46,481	42,364
Goodwill	207,632	117,345	117,345	117,345	117,345
Intangible assets, net	31,048	8,553	9,148	9,768	10,399
Other assets	191,741	129,243	153,863	134,643	134,854
Total assets	$6,932,757	$5,645,662	$5,517,539	$5,509,924	$5,383,102

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,186,508	$1,100,718	$1,062,126	$1,050,969	$1,101,705
Interest-bearing deposits	4,350,605	3,487,267	3,148,350	3,196,943	3,179,672
Total deposits	5,537,113	4,587,985	4,210,476	4,247,912	4,281,377
Subordinated debentures	140,668	118,156	118,144	118,131	118,118
Federal Home Loan Bank advances	180,466	70,000	401,000	361,534	224,624
Other borrowings	212,171	223,450	161,795	167,216	166,589
Other liabilities	64,504	42,267	39,287	41,047	37,379
Total liabilities	6,134,922	5,041,858	4,930,702	4,935,840	4,828,087
Shareholders’ equity	797,835	603,804	586,837	574,084	555,015
Total liabilities and shareholders’ equity	$6,932,757	$5,645,662	$5,517,539	$5,509,924	$5,383,102

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
LOAN PORTFOLIO
Commercial and industrial	$2,227,050	$2,123,167	$2,035,852	$2,040,751	$1,984,650
Commercial real estate	1,870,040	1,481,834	1,450,184	1,456,373	1,428,040
Construction real estate	369,365	334,645	332,026	305,238	312,377
Residential real estate	432,902	305,026	314,676	327,157	338,200
Consumer and other	117,720	105,329	134,692	146,242	127,578
Total loans	$5,017,077	$4,350,001	$4,267,430	$4,275,761	$4,190,845

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,186,508	$1,100,718	$1,062,126	$1,050,969	$1,101,705
Interest-bearing transaction accounts	1,389,826	1,037,684	743,351	754,819	875,880
Money market and savings accounts	2,156,031	1,765,154	1,730,762	1,768,793	1,655,488
Brokered certificates of deposit	180,788	198,981	202,323	224,192	201,082
Other certificates of deposit	623,960	485,448	471,914	449,139	447,222
Total deposit portfolio	$5,537,113	$4,587,985	$4,210,476	$4,247,912	$4,281,377

AVERAGE BALANCES
Total loans	$4,511,387	$4,272,132	$4,252,524	$4,224,016	$4,138,970
Debt and equity investments	896,936	769,461	755,129	743,534	740,587
Interest-earning assets	5,510,489	5,118,319	5,072,573	5,023,607	4,948,875
Total assets	5,956,086	5,518,740	5,471,504	5,415,151	5,340,112
Deposits	4,699,490	4,434,634	4,255,523	4,230,291	4,124,326
Shareholders’ equity	662,454	597,864	586,765	568,555	554,066
Tangible common equity[1]	506,560	471,678	459,975	441,136	426,006

YIELDS (tax equivalent)
Total loans	5.50%	5.44%	5.18%	5.04%	4.96%
Debt and equity investments	2.84	2.73	2.71	2.58	2.50
Interest-earning assets	4.99	4.98	4.77	4.64	4.54
Interest-bearing deposits	1.33	1.27	1.16	0.98	0.82
Total deposits	1.02	0.95	0.86	0.73	0.61
Subordinated debentures	5.38	5.01	4.98	4.94	4.70
Borrowed funds	1.75	1.60	1.62	1.41	1.15
Cost of paying liabilities	1.49	1.42	1.34	1.16	0.99
Net interest margin	3.87	3.94	3.78	3.77	3.80

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except % and per share data)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
ASSET QUALITY
Net charge-offs (recoveries)	$1,825	$2,822	$2,447	$641	$(226)
Nonperforming loans	9,607	16,745	17,044	14,801	15,582
Classified assets	79,750	70,126	73,704	74,001	77,195
Nonperforming loans to total loans	0.19%	0.38%	0.40%	0.35%	0.37%
Nonperforming assets to total assets	0.24	0.30	0.32	0.28	0.30
Allowance for loan losses to total loans	0.86	1.00	1.04	1.04	1.07
Allowance for loan losses to nonperforming loans	448.6	259.6	259.3	299.8	281.7
Net charge-offs (recoveries) to average loans (annualized)	0.16	0.26	0.23	0.06	(0.02)

WEALTH MANAGEMENT
Trust assets under management	$1,587,627	$1,119,329	$1,174,798	$1,337,030	$1,319,259
Trust assets under administration	2,405,673	1,811,512	1,984,859	2,165,870	2,151,697

MARKET DATA
Book value per common share	$29.68	$26.47	$25.41	$24.81	$24.02
Tangible book value per common share[1]	20.80	20.95	19.94	19.32	18.49
Market value per share	40.77	37.63	53.05	53.95	46.90
Period end common shares outstanding	26,878	22,812	23,092	23,141	23,111
Average basic common shares	23,927	23,014	23,148	23,124	23,115
Average diluted common shares	24,083	23,170	23,329	23,318	23,287

CAPITAL
Total risk-based capital to risk-weighted assets	12.86%	13.02%	12.94%	12.60%	12.41%
Tier 1 capital to risk-weighted assets	11.25	11.14	11.03	10.68	10.46
Common equity tier 1 capital to risk-weighted assets	9.64	9.79	9.66	9.32	9.07
Tangible common equity to tangible assets[1]	8.35	8.66	8.54	8.30	8.13

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
CORE PERFORMANCE MEASURES
Net interest income	$52,343	$50,593	$48,093	$47,048	$46,171
Less: Incremental accretion income	1,157	2,109	535	291	766
Core net interest income	51,186	48,484	47,558	46,757	45,405

Total noninterest income	9,230	10,702	8,410	9,693	9,542
Less: Other income from non-core acquired assets	365	10	7	18	1,013
Less: Gain on sale of investment securities	—	—	—	—	9
Less: Other non-core income	—	26	—	649	—
Core noninterest income	8,865	10,666	8,403	9,026	8,520

Total core revenue	60,051	59,150	55,961	55,783	53,925

Total noninterest expense	39,838	30,747	29,922	29,219	29,143
Less: Other expenses related to non-core acquired loans	103	40	12	(229)	14
Less: Facilities disposal	—	—	—	239	—
Less: Merger related expenses	7,270	1,271	—	—	—
Less: Non-recurring excise tax	—	—	682	—	—
Core noninterest expense	32,465	29,436	29,228	29,209	29,129

Core efficiency ratio	54.06%	49.77%	52.23%	52.36%	54.02%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (TAX EQUIVALENT)
Net interest income	$52,595	$50,786	$48,299	$47,254	$46,386
Less: Incremental accretion income	1,157	2,109	535	291	766
Core net interest income	$51,438	$48,677	$47,764	$46,963	$45,620

Average earning assets	$5,510,489	$5,118,319	$5,072,573	$5,023,607	$4,948,875
Reported net interest margin	3.87%	3.94%	3.78%	3.77%	3.80%
Core net interest margin	3.79	3.77	3.74	3.75	3.74

SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders’ equity	$797,835	$603,804	$586,837	$574,084	$555,015
Less: Goodwill	207,632	117,345	117,345	117,345	117,345
Less: Intangible assets	31,048	8,553	9,148	9,768	10,399
Tangible common equity	$559,155	$477,906	$460,344	$446,971	$427,271

Total assets	$6,932,757	$5,645,662	$5,517,539	$5,509,924	$5,383,102
Less: Goodwill	207,632	117,345	117,345	117,345	117,345
Less: Intangible assets	31,048	8,553	9,148	9,768	10,399
Tangible assets	$6,694,077	$5,519,764	$5,391,046	$5,382,811	$5,255,358

Tangible common equity to tangible assets	8.35%	8.66%	8.54%	8.30%	8.13%

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
AVERAGE SHAREHOLDERS’ EQUITY AND AVERAGE TANGIBLE COMMON EQUITY
Average shareholder’s equity	$662,454	$597,864	$554,066
Less average goodwill	141,422	117,345	117,345
Less average intangible assets	14,472	8,841	10,715
Average tangible common equity	506,560	471,678	426,006

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
IMPACT OF MERGER-RELATED EXPENSES
Net income - GAAP	$16,156	$23,529	$20,921
Merger related expenses	7,270	1,271	—
Related tax effect	(1,535)	(314)	—
Adjusted net income - Non-GAAP	$21,891	$24.486	$20.921

Average assets	$5,956,086	$5,518,740	$5,340,112
ROAA - GAAP net income	1.10%	1.69%	1.59%
ROAA - Adjusted net income	1.49	1.76	1.59

Average shareholder’s equity	$662,454	$597,864	$554,066
ROAE - GAAP net income	9.89%	15.61%	15.31%
ROAE - Adjusted net income	13.40	16.25	15.31

Average tangible common equity	$506,560	$471,678	$426,006
ROATCE - GAAP net income	12.93%	19.79%	19.92%
ROATCE - Adjusted net income	17.53	20.60	19.92